OPINION OF COUNSEL
Re:  Rule  24f-2  Notice for The Travelers  Timed Bond
Account for Variable Annuities; File No. 33-13054

	With regard to the Rule 24f-2 Notice filed by The Travelers Timed Bond Account for Variable Annuities covering individual and group variable annuity contracts, I have examined such documents and such law as I have considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

	1.The Travelers Insurance Company is duly organized and existing under the laws of the State of Connecticut and has been duly authorized to do business and to issue variable annuity contracts by the Insurance Commissioner of the State of Connecticut.

	2.The  Travelers Timed  Bond  Account for Variable
	annuities is a duly authorized and validly existing
	separate account  established pursuant to  Section 38a-
	433   of the Connecticut General Statutes.

	3.The variable  annuity  contracts issued are  valid,
	legal  and  binding obligations  of The Travelers
	Insurance Company; the securities are   legally issued,
	fully paid and nonassessable.

	4.Assets of The Travelers Timed Bond Account for
	Variable Annuities  are  not chargeable  with
	liabilities arising  out of   any other business which
	The Travelers Insurance Company may conduct.

/s/  Kathleen A. McGah
-------------------------------
Counsel and Assistant Secretary
The Travelers Insurance Company

Dated: February 25, 1998